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                                                                      EXHIBIT 11

ELINOR W. GAMMON
(202) 778-9090
EGAMMON@KL.COM




                                 March 15, 2000




PaineWebber Master Series, Inc.
51 West 52nd Street
New York, New York  10019-6114


Ladies and Gentlemen:

        You have requested our opinion, as counsel to PaineWebber Balanced Fund ("Acquiring Fund"), a series of PaineWebber Master Series, Inc. ("Master Series"), a Maryland corporation, as to certain matters regarding the issuance of shares of common stock of Balanced Fund ("Shares") by Master Series in connection with the reorganization of PaineWebber Utility Income Fund ("Acquired Fund"), a series of PaineWebber Managed Investments Trust ("Trust"), a Massachusetts business trust, into Acquiring Fund, as provided for in the Agreement and Plan of Reorganization and Termination between Master Series, acting on behalf of Acquiring Fund, and the Trust, acting on behalf of Acquired Fund ("Plan"). The Plan provides for Acquired Fund to transfer all of its assets to Acquiring Fund in exchange solely for the issuance of Shares and Acquiring Fund's assumption of the liabilities of Acquired Fund. In connection with the Plan, Master Series is about to file a registration statement on Form N-14 ("Registration Statement") for the purpose of registering under the Securities Act of 1933, as amended ("1933 Act"), the Shares to be issued pursuant to the Plan.

        As such counsel, we have examined certified or other copies, believed by us to be genuine, of Master Series' Restatement of Articles of Incorporation and By-Laws, dated May 13, 1998, the Plan, minutes of meetings of Master Series' board of directors, and such other documents relating to its organization and operation and the issuance of the Shares as we have deemed relevant to our opinion, as set forth herein. Our opinion is limited to the laws and facts in existence on the date hereof, and it is further limited to the laws (other than the conflict of law rules) of the State of Maryland that in our experience are normally applicable to the issuance of shares of common stock by corporations and to the 1933 Act, the Investment Company Act of 1940, as amended ("1940 Act") and the rules and regulations of the United States Securities and Exchange Commission ("SEC") thereunder.

PaineWebber Master Series, Inc.
March 15, 2000
Page 2

        Based on the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized by Master Series; and that, when issued and sold in accordance with the terms contemplated by Master Series' Registration Statement, including receipt by Master Series of full payment for the Shares and compliance with the 1933 Act, the 1940 Act, and applicable state laws regulating the distribution of securities, the Shares will have been legally issued, fully paid, and non-assessable.

        We hereby consent to this opinion accompanying the Registration Statement when it is filed with the SEC and to the reference to our firm in the Registration Statement.


                                        Very truly yours,

                                        KIRKPATRICK & LOCKHART LLP



                                        By:  /s/ Elinor W. Gammon
                                             --------------------
                                             Elinor W. Gammon